ERNEST DAVID CHU

                            2600 S. Ocean Blvd. #19D

                               Boca Raton, Florida

                                      33432

Tel: 561-447-0800
Fax: 561-447-8744
EDCHU@aol.com

January 18, 2000


Mr. Smiley Sansoni
President

World Wide Web Institute
Ft. Lauderdale, Fl.
6245 NW 9th Ave.
Ft. Lauderdale, Fl. 33309


Re: Compensation and Consulting Agreement

Dear Smiley:

         This letter supplements and extends the agreement between Ernest D. Chu ("Chu"), who has been acting as Chief Financial Officer and has served as a Director, and WorldWideWeb Institute.com, Inc. ("WWWI") made this 18th day of January 2000.

         o Monthly retainer: It is agreed that in the capacity of Chief Financial Officer and a Director, Chu will be compensated $10,000 per month, payable on the first of the month. Such compensation is effective from January 1, 2000 and will be paid according to the terms of this agreement. Chu agrees that he will accrue $2500 per month until such time that the Company completes a major financing of at least $5 million or more.

         o Termination: It is agreed that Chu's position as Chief Financial Officer may be terminated upon 60 days written notice by the Company by the Company's Chief Executive Officer for any reason. If such termination is effected, then the Company agrees to the terms of the severance and consulting agreement as set forth below.

         o Severance: In the event, that Chu is terminated for any reason or replaced from his position as Chief Financial Officer, WWWI agrees to pay him full monthly compensation ($10,000 per month) at the rate of one week for each month served from the date of termination to the date of original agreement, April 4, 1999, to a maximum of 16 weeks

              (4 months). Payment will be made on the first of each month. In addition, upon notice of termination, the Company agrees to issue Chu a four-year stock purchase warrant for 40,000 shares at a price which is the average of the closing bid price over the previous 10 trading days prior to the termination notice. Such warrants shall contain a cash-less exercise provision, no vesting conditions, and piggyback registration rights.

        o Consulting Contract: The Company agrees to retain Chu as a director and a consultant to the Company for 12 months beginning on the date his severance compensation ceases. The minimum monthly rate will be $5000 per month, payable on the first of the month. Chu will provide capital markets and investor relations assistance, and other such management consulting as required, and will continue to serve a Director if requested. Such an agreement may only be terminated upon the earlier of 90 days written notice or one year for cause which is defined as gross negligence of duty, and/or conviction of a felony in a state or Federal court.

         o Expenses: The Company agrees to reimburse Chu for reasonable out of pocket expenses incurred in the performance of his duties. Such expenses would be reimbursed upon presentation of receipts and an appropriate expense reimbursement invoice.

         o Directors and Officers Liability Insurance: The Company agrees to purchase Director's and Officer's Liability Insurance Policy, and to include Chu as a named beneficiary in such a policy as Chief Financial Officer and Director.

         o Indemnification: In addition to Director's and Officer's Liability Insurance, the Company agrees to indemnify Chu for any or all actions taken in the performance of his duties as Chief Financial Officer and a Director, including, but not limited to discussions of the Company with investors, regulatory filings, press releases, etc.

         o Confidentiality: Chu agrees to keep all Company non-public information and all non-public documents confidential, unless it is in the line of duty as the Company's Chief Financial Officer or in such role where there is explicit permission to do so. If Chu is terminated as a Chief Financial Officer, he agrees to return to the Company any documents, work papers, or other materials or equipment that is the property of the Company.

         o State Law and Severability: This agreement is subject to Florida State Law, and both parties represent they are authorized to enter into this agreement, and that such an agreement will not violate any additional terms. This agreement is binding on the Company, its successors or heirs. If one clause of this agreement is invalidated, then the other remaining parts of the agreement shall remain in force.

         o Notices: Written notices from the Company shall be sent by certified or Express mail to:

                     Corporate Builders Inc.
                     515 N. Flagler Dr.
                     W. Palm Beach, Fl.  33401

         I am most appreciative of the opportunity to serve the Company. I look forward to being an integral part in the growth and progress of the Company and to a long and prosperous relationship. With thanks.

Sincerely,


/s/ Ernest D. Chu
-----------------
Ernest D. Chu

AGREED AND ACCEPTED                                  Date: 1/18/2000


/s/ Smiley J. Sansoni
----------------------
Smiley J. Sansoni
President and Chief Executive